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                   SOFTWARE SALES AGREEMENT

AGREEMENT dated September 24, 1999 ("Closing Date") by and between WCollect.com, Inc., a Florida corporation, with an address at 9107 Wilshire Boulevard, Suite 650, Beverly Hills, CA 90210 (hereinafter referred to as "Purchaser") and Classified Project Inc., a Delaware corporation, with an address at 1750 Vallejo Street, Suite 404, San Francisco, CA 94123 (herein referred to as "Vendor").

                          WITNESSETH:

Whereas Purchaser and Vendor have executed a binding letter of intent ("LOI") dated as of September 12, 1999 for the purposes of setting forth the parties' rights and obligations in connection with Purchaser's purchase and Vendor's sale of Vendor's proprietary auction engine software and source code developed by Vendor for use in connection with Vendor's Web based auction Web site, NonProfitAuction.com, (which software, along with all of its source code is hereby collectively referred to as the "Assets"); and

Whereas Purchaser has agreed to purchase and Vendor has agreed to sell exclusively to Purchaser, the Assets, which Assets are sold in an "as is" condition, without warranty of any sort, either express or implied, except as is expressly specified below; and

Whereas Purchaser has agreed to acquire the Assets from Vendor for an aggregate price of US$38,560.00 (the "Purchase Price") in the form of a convertible payment obligation, payable upon the date of execution of the Agreement (the "Closing Date") as specified below and which method of payment has been approved by Vendor; and

Whereas both parties have agreed to work toward the execution of this Software Sales Agreement (the "Agreement") based upon and incorporating the basic terms of the transaction as are otherwise set forth in the LOI and with the understanding that time is of the essence for the execution of such A2reement;

NOW THEREFORE, the parties hereby agree as follows, to wit:

Article 1. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

1.1	Assets

The term "Assets" means Vendor's proprietary computer auction engine software and its source code developed and previously or currently used by Vendor in connection with Vendor's Web based auction Web site, NonProfitAuction.com, along with any and all Versions (as defined below) thereof produced on or prior to the date hereof.

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1.2	Version(s)

The term "Version(s)" shall mean any release, addition, update or version of any computer software.

1.3	Modification

The term "Modification" means any and all derivative works of the Assets developed through any modification, enhancement, extension, or addition of or to the Assets which may be incorporated into any Product(s) (as defined below).

1.4	Product(s)

The terms "Product(s)" mean(s) any and all computer software products or services developed, distributed, displayed or sold by Purchaser or Purchaser's successors or licensees.

1.5	Deliverable(s)

The term Deliverable(s) means any and all material, item, electronic file, software program etc., comprising or included as part of the Assets, and/or any component thereof, as is to be delivered to Purchaser in accordance with this Agreement.

Article 2. OBJECT OF THIS AGREEMENT

Subject to the terms and conditions hereof, for the consideration specified below, Vendor hereby agrees to sell (and hereby sells) and to deliver the Assets, including all rights therein and thereto, for and including any and all Versions thereof, to Purchaser.

Article 3. DELIVERY SCHEDULE

3.1	The delivery schedule consists of the schedule dates set
forth in Schedule A attached hereto, and which are subject to modification by Vendor and Purchaser upon their mutual written consent.

3.2	All files which comprise or are included in the
Assets, and which are incorporated into the Deliverables shall be delivered to Purchaser on a CD-ROM, in an uncompressed, clearly labeled and formatted, via delivery method and to an address all as reasonably specified by Purchaser. Notwithstanding the foregoing, if Vendor makes known to Purchaser in advance the extant format of the Deliverables and/or the manner or mode of its intended means of Delivery, and Purchaser accepts same in writing, the latter shall have precedence.

Article 4. GRANT; NO RESTRICTIONS

4.1	Grant

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Subject to the terms and conditions of this Agreement, Vendor hereby acknowledges that Purchaser shall be free to and shall have the right to do any or all of the following:

4.1.1 to utilize, incorporate, reproduce, display, distribute, market, advertise and promote the Assets in or in connection with Purchaser's Products;

4.1.2 to modify any and all aspects of the Assets to develop any Modification therein or thereto, and to utilize, incorporate, reproduce, display, distribute, market, advertise and promote the Modified Software in or in connection with Purchaser's Products;

4.1.3 to sell to third parties the Assets and or any rights therein or thereto, as described in 4.1.1 and 4.1.2 above, or otherwise;

4.1.4 to grant to each end-user of the Purchaser's Products a license to use same for its internal purposes or otherwise;

4.1.5 to credit or to refer to Vendor as the originator of the Software;

4.1.6 to refrain from doing any of the foregoing; and/or

4.1.7 any other purpose desired by Purchaser.

4.2 Trademarks / Copyrights

Trademarks and trade names, along with any copyrights under which Purchaser may have heretofore marketed the Assets are hereby exclusively assigned to Purchaser. This Agreement gives Purchaser no rights in any of Vendor's trade marks, other than those established by virtue of prior registration or publication concerning the Assets, and the Assets alone.

Article 5. PAYMENTS

As full consideration for all rights and licenses granted to Purchaser under Article 4 of this Agreement, Purchaser shall pay to Vendor the sum of US $38,560 ("Purchase Price") which sum shall be made payable as follows:

5.1	Purchaser shall pay to Vendor the Purchase Price on or
before 120 days following the Closing Date (the "Effective Date"). Interest shall be accrued at an annualized rate of 9.0% per annum beginning on the Closing Date, added to the Purchase Price and paid by the Purchaser to the Vendor in the same currency as Purchase Price amount, but only payable on the date that the Purchase Price is paid.

5.2	At the election of Vendor, at any time on or before
the Effective Date, Vendor may elect that the Purchase Price plus the accrued interest, as at that date, be converted to common stock in the share capital of the Purchaser at a conversion rate of US$ 1.00 per share, subject to regulatory approval if necessary. Said election shall be executed in whole and not in

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part.  This notice of conversion shall be submitted to Purchaser by Vendor in written form, authorized by an officer or director of the Vendor. If such conversion is effected, all debts to Vendor payable by Purchaser shall be deemed as paid in full and settled. This conversion transaction shall be referred to as the "Put" option.

5.3	At the election of Purchaser, on the first business day
immediately prior to the Effective Date, if the trailing 30 day average closing trading price of its share capital is greater than US$4.00/share, with no single day closing below US$4.00/share, Purchaser may trigger conversion of the Purchase Price plus accrued interest as of that date, into common stock of its share capital at a conversion rate of US$ 1.00 per share, subject to regulatory approval, if necessary. Said election shall be executed in whole and not in part. This notice of conversion shall be submitted to Vendor by Purchaser in written form, authorized by an officer or director of Purchaser. If such conversion is effected, all debts to Vendor payable by Purchaser shall be deemed as paid in full and settled. This conversion transaction shall be referred to as the "Call" option.

5.4	If neither the Put option nor the Call option is
exercised by the Effective Date, then Purchaser will prepare and deliver instructions to its banking institution to complete a wire transfer of the Purchase Price plus accrued interest as of that date, before 3:00 p.m. pacific time, to be deposited in the account of Vendor. Vendor's banking information shall be attached hereto as Schedule "B" and made a part hereof so as to mitigate any risks of misinformation affecting this transaction. This payment of debt shall be referred to as the "Payment".

5.5	If neither the Put option nor the Call option is
exercised, and Purchaser fails to meet the terms of the Payment, all of the Assets and the exclusive ownership of the Assets shall be immediately returned to Vendor, and Purchaser shall have no further rights of any kind or nature relating to the Assets.

5.6 	All payments to Vendor pursuant hereto shall be in the
form of check or other form of payment reasonably requested by Vendor, and shall be addressed to Vendor in care of the address set forth in Article 9 hereof.

Article 6. WARRANTIES AND REPRESENTATIONS

6.1.	Assets Sold "As Is"

The Assets are sold in their present form "as is" which means that Vendor makes no warranty or other representation concerning the suitability of the Assets for Purchaser's purpose, nor that the software which comprises the Assets is error free, nor with respect to any other matter related to the Assets or the sale thereof to Purchaser, except that Vendor does represent and warrant (i) that it has no knowledge of any claim that the Assets infringe any patent, copyright, trade secret or other intellectual property right of any third party, and (ii) that it has the full right and power to enter into this Agreement. The liability of Vendor for any breach or breaches of any of the foregoing representations and warranties shall be limited to the consideration received by Vendor in accordance with Article 5 hereof.

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Article 7.	TERM AND TERMINATION

7.1		Term

This Agreement shall come into force on the date first above written and unless terminated pursuant to Article 7.2 hereof, shall continue on in perpetuity.

7.2	Termination

If either party fails to comply with any of the material terms and conditions of this Agreement, the other party may, at its option, terminate this Agreement upon ten (10) days written notice to the defaulting party. Any such notice shall specify the nature of the breach, and the purported and/or desired remedy for same. Upon receipt of such notice, the receiving party shall have a period of ten (10) days in which to cure such breach.

7.3	Effect of Termination

In the event of termination of this Agreement by reason of Purchaser's breach thereof, Purchaser shall discontinue use of the Assets until such time same has been otherwise cured. In the event of termination of this Agreement by reason of Vendor's breach thereof, Purchaser shall have the right to withhold payment or any un-remitted portions thereof until such time same has been otherwise cured. These remedies are cumulative, and exercise of any one shall not restrict a party from pursuing any other remedies which may be at its lawful disposal.

Article 8. ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, but neither this Agreement, nor any rights and obligations hereunder, shall be assigned by either party hereto to any other person, firm or corporation or other entity, without the express written consent thereto of the other party, which consent shall not be unreasonably withheld. Any assignment or transfer of a part or whole of this Agreement in violation of this Article shall be null and void and of no effect.

Article 9. NOTICE

Any notice to be given to any party hereto hereunder shall be given in writing and delivered personally, or by certified mail (with appropriate postage prepaid), or in the form of a facsimile transmission, followed immediately by a confirmation letter by certified mail. Such notice shall be directed to the following address, or facsimile number of such party or such other address, or facsimile number as such party may designate by written notice given to the other party. Each such notice shall become effective
(i) if given by mail, seven (7) calendar days after being deposited in the mail, or (ii) if delivered by facsimile, when received by such party.

To Vendor:     1750 Vallejo Street,
               Suite 404,
               San Francisco, CA 94123

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                 Facsimile No. 650-341-1395
                 Attn: Chris Tsakalakis

To Purchaser:    9107 Wilshire Boulevard,
                 Suite 650,
                 Beverly Hills, CA 90210

                 Facsimile No. 310-275-1683
                 Attn.:	Andrew Zucker,
                        General Counsel

Article 10. GOVERNING LAW

This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of California applicable to agreements entered into entirely within such State.

Article 11. MISCELLANEOUS

11.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes the LOI and any and all other prior agreements and understandings between them with respect hereto.

11.2 Neither this Agreement nor any of the terms hereof maybe amended, supplemented, waived or modified orally, but only by an instrument in writing signed by an authorized signatory of each party hereto.

11.3 At no time shall the failure of any party to require performance by the other party of any of its obligations hereunder constitute or be construed by any party as a waiver of the right to require such performance at any time thereafter. A waiver by either Party of any remedy for any breach hereof shall not be taken as a waiver of any remedy with respect to any succeeding breach hereof.

11.4 The parties hereto shall act in all matters pertaining to this contract as independent contractors. Nothing in this Agreement shall constitute or be deemed as constituting a partnership between the parties hereto. This Agreement shall not be construed to authorize either party hereto to act as an agent for or representative of the other party, or to authorize either party to assume or create any obligations on behalf of the other party.

11.5 The headings of this Agreement are for convenience only and shall not define, modify or otherwise affect the construction of any of the provisions hereof.

11.6 This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

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11.7 Upon Purchaser's reasonable request, Vendor agrees to
execute such additional documents, including Exhibit "A" attached hereto and made a part hereof ("Short Form Assignment"), which are intended to further effectuate the intentions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

Vendor:                       Purchaser:
Classified Project Inc.       WCollect.com, Inc.

By:\s\ Alan Spoon             By: \s\ Bob Cabral
   ---------------------         ---------------------

Printed name: Alan Spoon      Printed name: Bob Cabral
              ----------                    ----------

Title: Officer                Title: Authorized Signatory
       -----------------             --------------------

Date: Sept. 24, 1999          Date: Sept. 28/99
      ------------------            ---------------------

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                          Exhibit "A"

                     SHORT FORM ASSIGNMENT

For good and valuable consideration, the undersigned ("Assignor") does hereby sell, grant, convey and assign unto WCollect.com, Inc. ("Assignee"), any and all rights in and to that certain auction engine computer software created by Assignor for Assignor's web-based auction site, along with any source code thereto (collectively, the "Assets").

This Assignment shall be construed in accordance with the laws of the state of California and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, licensees and assigns.

IN WITNESS VTHEREOF, Assignor has executed and delivered this Assignment as of the _ day of September, 1999.

ASSIGNOR

Classified Project, Inc.

By: \s\ Alan Spoon
   -----------------------
	Authorized Signatory

WITNESS

By: ______________

Address: __________________
         __________________

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                           Schedule "A"

                           DELIVERY DATE

Delivery Date: Within 72 hours of Purchaser's execution of this Agreement

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                           Schedule "B"

                  VENDOR'S BANKING INFORMATION

                          Citibank, N.A.
                           New York, NY
                          ABA# 021000089
                        Account# 40529291
       Name: The Washington Post Company Corporate Control


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